Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of IAC/InterActiveCorp for the registration of 2,516,258 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2019, with respect to the consolidated financial statements and schedule of IAC/InterActiveCorp, and the effectiveness of internal control over financial reporting of IAC/InterActiveCorp, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
November 8, 2019